EX-99.e
DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this 22nd day of October, 2015 by and between PENN Capital Funds Trust, a Delaware statutory trust (the “Client”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client with respect to the Shares of the Funds on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Appointment of Distributor. The Client hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.           Services and Duties of the Distributor.

A.           The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

B.           During the continuous public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares.  All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.  The public offering price for all accepted orders for Shares will be the net asset value per Share, as determined in the manner described in each Fund’s then-current Prospectus.

C.           The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.           The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.

E.           The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and if required by law or regulation, or otherwise at the request of the Client, shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Client, as promptly as practicable, any comments provided by regulators with respect to such materials.

F.           The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client’s obligations as set forth in the Prospectus and the Registration Statement.  The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.           The Distributor may, in its discretion, and shall, at the request of the Client, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds.  The form of any dealer agreement shall be approved by the Client.  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such corresponding payment has been approved by the Client’s Board.   The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H.           The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.           The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.  In order to assist the Client in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), the Distributor will provide the Client’s Chief Compliance Officer with reasonable access to the Distributor’s personnel and records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving the Distributor that affect or could affect the Client.

J.           The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

K.           The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.           Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

M.           The Distributor agrees to maintain all appropriate books and records relating to its provision of services pursuant to this Agreement.  The books and records pertaining to the Funds, which are in the possession or under the control of Distributor, shall be the property of the Client.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Client and any of its authorized persons shall have access to such books and records at all times during Distributor’s normal business hours.  Upon the reasonable request of the Client, copies of any such books and records shall be provided by Distributor to the Client or to an authorized person.

3.           Representations, Warranties and Covenants of the Client.

A.           The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)	this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)
the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Client or its agent have been reviewed pursuant to procedures reasonably designed to prevent an untrue statement of material fact or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects to the best of Client’s knowledge; and

(vii)
the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.           The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.           The Client agrees to advise the Distributor promptly in writing:

(i)
in the event of the issuance by the U.S. Securities and Exchange Commission (“SEC”) of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(ii)
of the happening of any event which, as determined by the Client in its sole discretion, makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not materially misleading;

(iii)
in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(iv)	of the commencement of any litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

D.           The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.           The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus that are reasonably designed to prevent its Registration Statement and Prospectus from containing any untrue statement of material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.           The Client shall reasonably cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares.  In addition, the Client shall keep the Distributor fully informed of its affairs as Client reasonably determines is necessary for Distributor to perform the services contemplated by this Agreement and shall provide to the Distributor from time to time copies of any information, financial statements, and other papers concerning the Client and the Funds that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the then-current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request.  The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within three business days of any such filings.  The Client represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

G.           The Client shall provide, and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the

Distributor may reasonably request that may be reasonably necessary for the Distributor to perform its duties under this Agreement.

H.           The Client shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I.           The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

4.           Representations, Warranties and Covenants of the Distributor.

A.           The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B.
In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.           The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

5.           Compensation.

A.           In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit B.

B.           Except as specified in Section 5(A), the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement.  The Distributor may receive compensation from PENN Capital Management Company, Inc. (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

6.           Expenses.

A.           The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B.           The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.           Indemnification.

A.           Each Fund, severally and not jointly, shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all actual losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable external counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds in accordance with the terms and conditions of this Agreement; (ii) the Client’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that a Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor or its agents in writing and acknowledging the purpose of its use. The Distributor shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. To the extent feasible, the Distributor shall endeavor to provide the Fund with reasonable estimates in connection with claims for which the Distributor seeks indemnity from the Fund. In no event shall anything contained herein be so construed as to protect or indemnify the Distributor against any liability to the Client, a Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard or breach of its obligations under this Agreement.

The Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Fund.  Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.           The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them. The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.           The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective trustees, directors, officers, employees, agents, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client by the Distributor or its agents in writing.  The Client shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer.  To the extent feasible, the Client shall endeavor to provide the Distributor with reasonable estimates in connection with claims for which the Client seeks indemnity from the Distributor.  In no event shall anything contained herein be so construed as to protect or indemnify the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard or breach of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Client Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Client Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

D.           The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Client and them.  The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement.  This Agreement of indemnity will inure exclusively to the Client’s benefit, to the benefit of each Client Indemnitee.

E.           No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.           Dealer Agreement Indemnification.

A.           Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.           To the extent that Distributor is requested or required by the Fund to enter into any Non-Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (b) any indemnification owed by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect or indemnify the Distributor Indemnitees against any liability to the Client, a Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, fraud or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement or Distributor’s breach of obligations or duties of Distributor under the Non-Standard Dealer Agreement which are obligations or duties of Distributor under the Standard Dealer Agreement.
.

9.           Limitations on Damages. Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

10.           Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

11.           Duration and Termination.

A.           This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.           Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C.           This Agreement will automatically terminate in the event of its assignment.  In addition, the Client may, at any time, immediately terminate this Agreement in the event of (i) the appointment of a conservator or receiver for the Distributor or its parent company, or any of their assets, (ii) in the event the Distributor or its parent company goes into liquidation, (iii) there is a petition of insolvency filed by or against the Distributor or its parent company, or (iv) upon the happening of any like event described in (i)-(iii) at the direction of an appropriate regulatory agency or court of competent jurisdiction.

12.           Anti-Money Laundering Compliance.

A.           Each of Distributor and Client acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.           The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C.           Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

13.           Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.           Confidentiality. During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.           Notices. Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC
Attn: Legal Department
Three Canal Plaza, Suite 100
Portland, Maine 04101
Fax:  (207) 553-7151

notices to the Client shall be sent to:

PENN Capital Funds Trust
Attn: Legal Department
3 Crescent Drive, Suite 400
Philadelphia, PA 19112
Fax: (215) 468-1609

16.           Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client.  If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Client’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.           Survival. The provisions of Sections 5, 6, 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement.

20.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.           Counterparts.  This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

22.           Insurance.  The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Client hereunder. Upon the request of the Client, the Distributor shall provide evidence that coverage is in place. The Distributor shall notify the Client promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance.

23.           Trust Limitations.  This Agreement is executed by the Client with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Client individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Client under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.  Notwithstanding any provision to the contrary contained in this Agreement, any amounts owed or liabilities incurred by a Fund shall be satisfied solely from the assets of such Fund and not any other entity or person.  In no event shall the Distributor or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (A) any assets of any person or entity (including any person or entity whose account is under the management of the Client’s investment adviser) other than the Fund, (B) any assets of any affiliate of the Fund, or (C) any assets of the investment adviser or any affiliate of such investment adviser (other than the Fund) (the persons and entities identified in (A), (B) and (C) other than the Fund, being “Excluded

Persons”) and none of the Excluded Persons is obligated to make contributions, loans or otherwise providing funding to the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC

By: /s/ Mark A. Fairbanks
Name:  Mark A. Fairbanks
Title:  President

PENN CAPITAL FUNDS TRUST

By: /s/ Lisa L.B. Matson
Name: Lisa L.B. Matson
Title: Secretary

EXHIBIT A

Fund Names

PENN Capital Small/Mid Cap Equity Fund
PENN Capital Small Cap Equity Fund
PENN Capital High Yield Fund
PENN Capital Senior Floating Rate Income Fund

EXHIBIT B

Compensation

SALES LOADS*:

1.           With respect to Institutional Class and Investor Class Shares, the Distributor shall not be entitled to any compensation.

2.           With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the “Distribution Plan”).  If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.